Exhibit 21.1

LIST OF SUBSIDIARIES OF QUALITY DISTRIBUTION, INC.

Name	State of Incorporation

American Transinurance Group, Inc.	Delaware
Boasso America Corporation	Louisiana
Chemical Leaman Corporation	Pennsylvania
EnviroPower, Inc.	Delaware
Levy Transport Ltd. / Levy Transport, LTEE	Canada
Mexico Investments, Inc.	Florida
MTL De Mexico S.A. de c.v.	Mexico
MTL of Nevada	Nevada
Power Purchasing, Inc.	Delaware
QC Energy Resources, LLC	Delaware
QC Dry Bulk, LLC	Delaware
QD Capital Corporation	Delaware
QD Risk Services, Inc.	Florida
Quala Systems, Inc.	Delaware
Quality Carriers, Inc.	Illinois
Quality Distribution, LLC	Delaware